AMENDMENT TO PARTICIPATION AGREEMENT

THIS AMENDMENT ("Amendment") is entered into as of the 29th day of March, 2002, by and between American Enterprise Life Insurance Company (the "Company"), BAMCO, Inc. (the "Adviser"), and Baron Capital Funds Trust (the "Fund").

     WHEREAS, the parties previously executed a Participation Agreement dated September 1, 1999 ("Agreement");

     NOW THEREFORE, in consideration of the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

1. Confidentiality. Section 9.2 of the Agreement shall be deleted in its entirety and replaced with the following:

     9.2 Notwithstanding anything to the contrary contained in this Agreement, in addition to and not in lieu of other provisions in this Agreement:

          (a) "Confidential Information" includes but is not limited to all proprietary and confidential information of the Company and its subsidiaries, affiliates and licensees (collectively the "Protected Parties" for purposes of this Section 9.2), including without limitation all information regarding the customers of the Protected Parties; or the accounts, account numbers, names, addresses, social security numbers or any other personal identifier of such customers; or any information derived therefrom.

          (b) The Adviser and the Fund may not use or disclose Confidential Information for any purpose other than to carry out the purpose for which Confidential Information was provided to the Adviser and/or the Fund as set forth in the Agreement; and the Adviser and the Fund agree to cause all their employees, agents and representatives, or any other party to whom the Adviser and/or the Fund may provide access to or disclose Confidential Information to limit the use and disclosure of Confidential Information to that purpose.

          (c) The Adviser and the Fund acknowledge that all computer programs and procedures or other information developed or used by the Protected Parties or any of their employees or agents in connection with the Company's performance of its duties under this Agreement are the valuable property of the Protected Parties.

          (d) The Adviser and the Fund agree to implement appropriate measures designed to ensure the security and confidentiality of Confidential Information, to protect such information against any anticipated threats or hazards to the security or integrity of such information, and to protect against unauthorized access to, or use of, Confidential Information that could result in substantial harm or inconvenience to any customer of the Protected Parties; the Adviser and the Fund further agree to cause all their agents, representatives or subcontractors of, or any other party to whom the Adviser and/or the Fund may provide access to or disclose Confidential Information to implement appropriate measures designed to meet the objectives set forth in this Section 9.2.

          (e) The Adviser and the Fund acknowledge that any breach of the agreements in this Section 9.2 would result in immediate and irreparable harm to the Protected Parties for which there would be no adequate remedy at law and agree that in the event of such a breach, the Protected Parties will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction deems appropriate.

          (f)  This Section 9.2 shall survive termination of this Agreement.

2. Notices. The Company hereby updates its address pursuant to Article VIII as follows:

          If to the Company:

                American Enterprise Life Insurance Company
                1765 AXP Financial Center
                Minneapolis, Minnesota 55474
                Attn: Executive Vice President, Annuities

          with a simultaneous copy to:

                American Enterprise Life Insurance Company
                c/o American Express Financial Advisors Inc.
                50607 AXP Financial Center
                Minneapolis, Minnesota 55474
                Attn: General Counsel's Office

3. To the extent possible, this Amendment and the Agreement shall be read together. In the event of a conflict between the provisions of this Amendment and those of the Agreement, the provisions of this Amendment shall control. Except as expressly amended hereby the Agreement remains in full force and effect.

     IN WITNESSETH WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of the date specified above.

BAMCO, Inc.                               Baron Capital Funds Trust

By:      /s/ Peggy Wong                   By:         /s/ Linda S. Martinson
             -------------------------                    ----------------------
Printed                                   Printed
Name:        Peggy Wong                   Name:           Linda S. Martinson
As Its:      CFO & Treasurer              As Its:         Vice President and
                                                          General Counsel


AMERICAN ENTERPRISE LIFE                  Attest:
INSURANCE COMPANY

By:      /s/ Gumer C. Alvero              By:         /s/ Mary Ellyn Minenko
             -------------------------                    ----------------------
Printed                                   Printed
Name:        Gumer C. Alvero              Name:           Mary Ellyn Minenko
As Its:      Executive Vice President,
             Annuities                    As Its:         Assistant Secretary-